[AETNA LOGO]                NEWS RELEASE             [U.S. HEALTHCARE LOGO]

          FOR IMMEDIATE RELEASE

          CONTACTS:
     Media:           Investors:       Media:          Investors:
     Joyce Oberdorf   Daniel Messina   Jill Griffiths  James Dickerson,  Jr.
     Aetna            Aetna            U.S. Healthcare U.S. Healthcare
     (860) 273-7392   (860) 273-6184   (215) 283-6890  (215) 283-3091

                  AETNA AND U.S. HEALTHCARE AGREE TO MERGER

                _____________________________________________

                     $8.9 BILLION TRANSACTION WILL CREATE
                NATION'S LEADING HEALTH CARE BENEFITS COMPANY

                         ___________________________

               HARTFORD, CT. AND BLUE BELL, PA., APRIL 1, 1996 -- Aetna (NYSE: AET) and U.S. Healthcare (NASDAQ: USHC), two of the nation's leading health care companies, today announced that they agreed to merge in a transaction valued at $8.9 billion. The combined enterprise will have a unique ability to provide high quality health care services at a reasonable cost on a national scale, meeting the needs of consumers and employers large and small, and generating significant growth opportunities.

               Together, the two companies provide health care services to 23 million people, or one in every 12 Americans, and will be the leading provider of managed health care services with 10.3 million managed care members. The combined company will offer a full spectrum of products, including behavioral health, vision care, dental, APM (pharmacy), and group life and disability insurance.

               The merger agreement, which has been approved by the board of directors of each company, calls for the formation of a new holding company, Aetna Inc., domiciled in Connecticut. U.S. Healthcare shareholders will receive $34.20 in cash, 0.2246 shares of Aetna Inc. common stock, and 0.0749 shares of Aetna Inc. mandatorily convertible preferred stock for each share of U.S. Healthcare. At the March 29 closing price of $75.50 for Aetna, that represents a value of approximately $57 for each U.S. Healthcare share, a 24 percent premium over Friday's U.S. Healthcare closing price of $45.88. Each share of Aetna stock will become a share of Aetna Inc. stock. The combined company will be 78 percent owned by Aetna shareholders and 22 percent owned by U.S. Healthcare shareholders.

               The merger will be financed with a combination of $5.3 billion in cash, the issuance of $2.7 billion of new Aetna Inc. common stock, and $0.9 billion in preferred securities.

               The Aetna and U.S. Healthcare health businesses will be in wholly owned subsidiaries of Aetna Inc., with each subsidiary maintaining its current name. Aetna Chairman Ronald E. Compton will be chairman and CEO of the new company. U.S. Healthcare Chairman Leonard Abramson will join Aetna's board of directors and will serve as a strategic consultant to Compton. Two additional directors nominated by Abramson also will be named to the Aetna Inc. board.

               The agreement is subject to approval by the shareholders of both companies and federal and state regulators, the close of the previously announced sale of Aetna's property/casualty unit to Travelers Group, and other customary conditions. It is expected to close in the third quarter of 1996. Abramson, who is the controlling shareholder of U.S. Healthcare, has agreed to vote in favor of the merger.

               Compton said, "This merger is a major step in our strategic plan to create an outstanding national health care company which meets customers' needs for high quality health care services at a reasonable cost. It is an excellent strategic fit, and establishes a strong platform for growth, product innovation, superior financial performance and excellent long-term value for shareholders.

               "Aetna is already one of the leading national health care companies, with a strong national brand name and a wide variety of health care products, serving a large number of Fortune 1000 companies. U.S. Healthcare is widely recognized as the best-managed HMO company, with high customer satisfaction and acknowledged strengths in medical quality and cost management, retail marketing and information systems. Combining these strengths, the new enterprise will be positioned to grow rapidly by offering customers a wide variety of products and services on a national scale," Compton said.

               Abramson said, "As a leading provider of premier quality health care services, U.S. Healthcare has achieved an enviable level of customer satisfaction. We are successfully expanding our membership in key geographic markets. By merging our premier managed care capabilities with Aetna's ability to manage large, multi-site plan sponsors with complex servicing needs, we can create this country's leading national health care company.

               "Our focus will continue to be on the health of our members. We intend to set the standard against which all health care companies will be measured in terms of quality of health care delivered, the choice of health care plans and providers, and service to members. We will maintain our leadership position in providing customers with the health information and health care services they need to live healthier and more fulfilling lives," Abramson said.

               The new company expects to realize from synergies an additional $300 million after taxes from the combined health businesses within 18 months, including enhanced revenues through additional HMO membership and cross-selling opportunities with specialty health and group life, plus reductions in medical and operating expenses.

               "We expect to be able to deliver substantial growth in earnings beyond 1997 when the effects of the synergies kick in," Compton said.

               Consistent with its enhanced focus on growth, Aetna's board of directors intends to change the dividend policy to maintain a payout of 10 to 20 percent of operating earnings before goodwill amortization, upon completion of the transaction.

               When the merger is complete, the combined health operations will be managed as one organization, with a management team drawn from both companies. Michael J. Cardillo and Joseph T. Sebastianelli, currently co-presidents of U.S. Healthcare, will be co-presidents of the combined health business, reporting to Compton. They will maintain offices in both Blue Bell, PA and Middletown, CT.

               James Dickerson, currently chief financial officer of U.S. Healthcare, will become chief financial officer of the combined health business, reporting to the co-presidents. Other key management appointments for the combined health care business include:

               From Aetna: Frolly M. Boyd, group life; A. Bruce Campbell, Healthways; Allen P. Maltz, chief actuary; Thomas J. McInerney, national accounts; Daniel S. Messina, deputy CFO; Scott A. Striegel, operations; John
          W. Trustman, information technology, and Thomas R. Williams, specialty health.

               From U.S. Healthcare: Arthur N. Leibowitz, M.D., chief medical officer; Timothy E. Nolan, sales; David F. Simon, general counsel, and Richard A. Wolfson, pharmacy.

               "The combined health business will be led by the strongest management team in the industry today, representing the best of both organizations and possessing the skills and experience to successfully drive our business into the future," Compton said.

               James W. McLane, CEO of Aetna Health Plans, announced that he plans to leave the Company soon, but will work with the integration team to help ensure a smooth transition, reporting to Compton.

               Compton said, "I'm grateful to Jamie McLane for his efforts over the last five years in building AHP into one of the country's leading health care companies, with the significant position it enjoys today. He is a strong proponent of the decision to merge our health business with U.S. Healthcare, and he will be instrumental in helping to achieve a rapid and effective integration process."

               A team consisting of Cardillo, Aetna Vice Chairman Richard L. Huber, McInerney and Sebastianelli will plan for integration of the two companies' systems and workforces upon close of the transaction. The combined company will remain committed to its two home regions, Connecticut and Pennsylvania. Both regions will play an important role in the company's future.

               "As we merge these two businesses, the integration team will work to streamline operations," Compton said. "We will be sensitive to the interests of our employees and the communities where we live and work. We will rely as much as possible on attrition, but some positions may be affected. We will give qualified employees preference for new jobs that are created as our business grows."

               Combined Aetna/U.S. Healthcare health membership is
          14.1 million members comprised of 10.3 million managed care members and 3.8 million indemnity members.

               Aetna is one of the country's largest insurance and financial services organizations, centered around three core businesses: Aetna Health Plans, Aetna Retirement Services and Aetna International. Aetna Health Plans is the country's third-largest health care company, reaching more than 20 million Americans. Aetna Retirement Services markets a variety of retirement, investment and life insurance products to individuals, businesses and not-for-profit institutions, serving 1.5 million customers directly and through nearly 20,000 plan sponsors. Aetna International offers a variety of life insurance and financial services products and has more than 8.5 million customers in 10 countries.

               U.S. Healthcare provides managed health care services through its HMOs in Pennsylvania, New Jersey, New York, Delaware, Connecticut, Massachusetts, New Hampshire, Maryland, Georgia, Virginia, Rhode Island, the District of Columbia, North Carolina and South Carolina. The Company also provides a variety of other managed health care services to self-insured and other employers, including workers compensation managed care, coordination and administration of multiple health plans for multi-state employers and quality measurement and improvement programs and data analysis systems for providers and purchasers of health care.

                                     ###

          Shareholders of Aetna and U.S. Healthcare will be asked to approve the merger agreement and exchange of shares pursuant to a proxy statement/prospectus forming part of a registration statement to be filed with the Securities and Exchange Commission (the "SEC"). This press release does not constitute an offer or solicitation of an offer for securities or the solicitation of any approval by shareholders of U.S. Healthcare or Aetna. For additional information regarding factors that may materially affect the acquisition, including estimated earnings, cost savings and improvements and revenue enhancements, please see Aetna's Form 8-K filed with the SEC today.

          Additional information about the companies is available on the following Internet address: www.aetna.com and www.ushc.com